As of December 31, 2014, the following persons or entities now own more than 25% of a funds voting security.

Person/Entity

ACCESS VP HIGH YIELD
AMERICAN SKANDIA LIFE ASSURANCE CORP 39.55%


As of December 31, 2014, the following
persons or entities no longer own
more than 25% of a funds voting security.


ACCESS VP HIGH YIELD
NATIONWIDE LIFE INSURANCE COMPANY